Exhibit 99.1

Summary of Material Terms of Proposed Transaction

Agreement in principle envisions:

•                  $825 million in existing Illinois Power Generating Company (“Genco”) notes exchanged for (i) $130 million in cash (subject to reduction with respect to each series of Genco notes by any interest payments made on the applicable series of notes), (ii) $210 million in new Dynegy Inc. 7 year unsecured notes and (iii) 10 million Dynegy Inc. warrants with a seven year tenor and strike price of $35/share

•                  Simultaneous solicitation of Genco noteholders to effectuate either (i) an out of court restructuring via exchange offers or (ii) prepackaged chapter 11 plan

•                  If greater than 97% of the outstanding holders of Genco notes participate in the exchange offers, the process will be effectuated out-of-court with a distribution of the consideration described below shortly after the expiration of the solicitation period

•                  If less than 97% of the outstanding holders of Genco notes, but at least 66.7%, participate in the exchange offers, Genco (subject to approval by its board of directors) will promptly commence a Chapter 11 case to implement the restructuring of the Genco notes through the prepack plan

•                  Upon approval by the bankruptcy court of the prepack plan, Genco will consummate the prepackaged chapter 11 plan

•                  Genco will continue to make interest payments on the Genco notes, which credit dollar-for-dollar against cash consideration with respect to each series of Genco notes

•                  The restructuring support agreement will provide that holders of the Genco notes who enter into the restructuring support agreement on or before a date to be agreed will be paid, upon consummation of a Transaction (as defined in the Form 8-K to which this Exhibit is attached), their pro rata share of $9,000,000 in cash, with such pro rata share determined as the proportion that the amount of Genco notes held by such noteholder upon consummation of a Transaction bears to the aggregate amount of all Genco notes (which would be in addition to the cash consideration provided in the exchange offers)

The agreement in principle with the Ad Hoc Group contemplates the following consideration in exchange for the Genco notes whether effectuated in court or out of court:

•                  Cash: $130 million less, with respect to each applicable series of Genco notes, any cash interest payments paid on such Genco notes, from September 30, 2016 through closing

•                  Dynegy Inc. Notes:

•                  Principal Amount: $210 million

•                  Coupon: Intended to be a rate that will result in a par issuance (with the methodology for determining the yield to be negotiated)

•                  Issuer: Dynegy Inc.

•                  Guarantors: Same as existing Dynegy unsecured notes

•                  Ranking: Pari passu with existing Dynegy unsecured notes

•                  Maturity: 7 years from closing

•                  Call Protection: NC2, 1/2 Coupon, 1/3 Coupon, 1/6 Coupon, Par

•                  Restrictive Covenants: Substantially identical as existing Dynegy unsecured notes

•                  Events of Default: Substantially identical as existing Dynegy unsecured notes

•                  Dynegy Inc. Warrants:

•                  Size: Warrants for 10 million shares of Dynegy Inc. common stock

•                  Strike Price: $35.00

•                  Exercise: Cashless exercise shall be permitted

•                  Tenor: 7 years from closing

•                  Registration: Customary registration rights

•                  Detachable: Yes

•                  Adjustments: Customary adjustments for stock splits, dividends, recapitalizations and anti-dilution